---------------------------
          FORM 4
---------------------------
[ ] Check this box if
    no longer subject to
    Section 16.  Form 4 or
    Form 5 obligations may
    continue.  See
    Instruction 1(b)


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


                                               ---------------------------------
                                                        OMB APPROVAL
                                               ---------------------------------
                                                 OMB Number:          3235-0287
                                                 Expires:     December 31, 2001
                                                 Estimated average burden
                                              ----------------------------------

 (Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

Fogarty            Thomas            J.
--------------------------------------------------------------------------------
         (Last)            (First)         (Middle)

257 Great Valley Parkway
--------------------------------------------------------------------------------
                          (Street)

Malvern                PA                   19355
--------------------------------------------------------------------------------
          (City)               (State)               (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     Axeda Systems Inc ("XEDA")

--------------------------------------------------------------------------------

3.   IRS or Identification Number
     of Reporting Person, if an
     entity (Voluntary)

--------------------------------------------------------------------------------

4.   Statement for Month/Year 08/2002

--------------------------------------------------------------------------------

5.   If Amendment, Date of
     Original (Month/Year)
--------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer
                         (Check all applicable)

           Director                  ------   10% Owner
   ------                            ------   Other (specify below)
     xxx   Officer (give title
   ------  below)

Exec VP and Chief Finacial Officer

--------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (check applicable line)
      X   Form filed by One Reporting Person
     [ ]  Form filed by More than One Reporting Person


Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1. Title of Security   2. Transaction    3.Transaction   4. Securities Acquired (A)   5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)             Date             Code             or Disposed of (D)           Securities      Form:         Indirect
                          (Month/          (Instr. 8)       (Instr. 3, 4 and 5)          Beneficially    Direct        Beneficial
                          Day/Year)                                                      Owned at        (D) or        Ownership
                                                                                         End of Month    Indirect      (Instr. 4)
                                                                                         (Inst. 3        (I)
                                                                                         and 4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                         Code   V        Amount  (A) or (D)  Price
------------------------------------------------------------------------------------------------------------------------------------
  Axeda Common Stock     08/05/2002       P               3000       A       0.72                           D
------------------------------------------------------------------------------------------------------------------------------------
  Axeda Common Stock     08/05/2002       P               1800       A       0.72                           D
------------------------------------------------------------------------------------------------------------------------------------
  Axeda Common Stock     08/05/2002       P                200       A       0.72         52,200            D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If this from is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

---------------------------------------------------------------------------------------------------------------
1. Title of Derivative     2. Conversion 3. Transaction 4. Transaction  5. Number of        6. Date Exercisable
   Security                   or            Date           Code            Derivative          and Expiration
   (Instr. 3)                 Exercise      (Month/        (Instr. 8)      Securities          Date
                              Price of      Day/Year)                      Acquired (A) or     (Month/Day/Year)
                              Derivative                                   Disposed of (D)
                              Security                                     (Instr. 3, 4,
                                                                           and 5)

---------------------------------------------------------------------------------------------------------------
                                                         Code     V        (A)       (D)    Date Exer- Expiration
                                                                                            cisable      Date
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
7. Title and Amount      8. Price of      9. Number of      10. Ownership       11. Nature of
   of Underlying            Derivative       derivative         Form of             Indirect
   Securities               Security         Securities         Derivative          Beneficial
   (Instr. 3 and 4)         (Instr. 5)       Beneficially       Security:           Ownership
                                             Owned at           Direct              (Instr. 4)
                                             End of             (D) or
                                             Month              Indirect (I)
                                             (Instr. 4)         (Instr. 4)
---------------------
   Title   Amount or
          Number of
             Shares
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
Explanation of Responses:

        --------------------------------------------    ------------------------
              **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                          Page 2
                                                                 SEC 1474 (3-99)